Exhibit No. EX-99.h.1.ii

DIMENSIONAL INVESTMENT GROUP INC.

TRANSFER AGENCY AGREEMENT

ADDENDUM NUMBER TWO

THIS AGREEMENT is made as of the 13th day of September, 1999 by and between DIMENSIONAL INVESTMENT GROUP INC., formerly known as the “DFA U.S. Large Cap Portfolio Inc.,” a Maryland corporation (the “Fund”), and PFPC INC., formerly known as “Provident Financial Processing Corporation” (the “Transfer Agent” or “PFPC”).

W I T N E S S E T H :

WHEREAS, the Fund is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended, and its securities are registered under the Securities Act of 1933, as amended; and

WHEREAS, the Fund has retained PFPC to serve as the Fund’s transfer agent, registrar and dividend disbursing agent, pursuant to a Transfer Agency Agreement dated July 12, 1991, as amended, (the “Agreement”) which, as of the date hereof, is in full force and effect; and

WHEREAS, PFPC presently provides such services to the existing series of shares of the Fund and has agreed to provide such services to two (2) new series of the Fund, designated as Tax-Managed U.S. Marketwide Value Portfolio XI, and U.S. Large Company Institutional Index Portfolio which are listed on Schedule A attached hereto; and

WHEREAS, Paragraph 1 of the Agreement provides that PFPC shall provide such services to any class of shares created by the Fund after the date of the Agreement upon mutual agreement of the Fund and Transfer Agent;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound thereby, the parties agree:

1. The Agreement hereby is amended to provide that all those series set forth on “Schedule A, Amended and Restated September 13, 1999,” which is attached hereto, shall be “Shares” under the Agreement.

2. The fee schedules of the Transfer Agent applicable to the Shares shall be agreed to in writing, from time to time.

3. In all other respects, the Agreement shall remain unchanged and in full force and effect.

4. This Addendum may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum Number Two to the Agreement to be executed by their duly authorized officers designated below on the day and year first above written.

DIMENSIONAL INVESTMENT GROUP INC.

By:	/s/ Catherine L. Newell

Catherine L. Newell Vice President

PFPC INC.

By:	/s/ Joseph Gramlich

Joseph Gramlich Senior Vice President

Amended and Restated

September 13, 1999

SCHEDULE B

SERIES OF

DIMENSIONAL INVESTMENT GROUP INC.

DFA 6-10 Institutional Portfolio

U.S. Large Cap Value Portfolio II

U.S. 6-10 Value Portfolio II

The DFA International Value Portfolio

DFA International Value Portfolio II

DFA International Value Portfolio III

U.S. Large Cap Value Portfolio III

RWB/DFA U.S. High Book to Market Portfolio

RWB/DFA Two-Year Corporate Fixed Income Portfolio

RWB/DFA Two-Year Government Portfolio

Emerging Markets Portfolio II

DFA International Value Portfolio IV

Tax-Managed U.S. Marketwide Value Portfolio II

Tax-Managed U.S. Marketwide Value Portfolio XI

U.S. Large Company Institutional Index Portfolio

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